Exhibit 10.6
November 15, 2007
PERSONAL AND CONFIDENTIAL
Dr. Ryuji Ueno, M.D., Ph.D., CEO, CSO & Chairman of the Board
4520 East West Highway, 3rd Floor
Bethesda, Maryland 20814
     Re:     Amendment to Employment Agreement
Dear Dr. Ueno:
     This letter will reflect the agreement between you and Sucampo Pharmaceuticals, Inc. (the “Company”) upon certain amendments to the terms of the Employment Agreement between you and the Company dated June 16, 2006.
     Effective as of the first payroll period in June 2007, your Base Salary has been increased to the annual rate of $500,000. In addition, effective immediately, the terms of your Employment Agreement concerning Stock Compensation have been altered to eliminate the current restrictions on your eligibility to receive future stock or option grants by deleting any reference to the “Equity Eligibility Date.”
     Consistent with the requirements for modification set forth in Section 6.3 of the Employment Agreement, this letter will document the mutual agreement between you and the Company to amend Section 3.1(a) of your Employment Agreement to reflect this increase in Base Salary and Section 3.1(b) of your Employment Agreement to reflect this change to your Stock Compensation.
     The foregoing are the only changes to the terms of the Employment Agreement to be made at this time. Please indicate your agreement to these modifications of the Employment Agreement by countersigning the enclosed copy of this letter in the space provided below and returning the same to me for the Company’s files.
     Thank you for your cooperation.

Sincerely,
/s/ V. SUE MOLINA
V. Sue Molina
Chairperson, Compensation Committee Board of Directors

Acknowledged and accepted this 26th day of November, 2007.

/s/ RYUJI UENO
Dr. Ryuji Ueno, M.D., Ph.D.